Exhibit 99.1
SeaSpine Appoints Kim Commins-Tzoumakas and Renee Gaeta to its Board of Directors

CARLSBAD, CA. (February 19, 2019) - SeaSpine Holdings Corporation (NASDAQ: SPNE), a global medical technology company focused on surgical solutions for the treatment of spinal disorders, announced today the appointment of Kim Commins-Tzoumakas and Renee Gaeta as members of the Company’s Board of Directors, effective February 19, 2019. The Company also announced that Cheryl Blanchard, Ph.D., a member of the Board of Directors since the Company’s spin-off in July 2015, intends to resign, effective May 30, 2019.

“I am delighted to welcome Kim and Renee to our board of directors,” said Keith Valentine, President and Chief Executive Officer. “Given their rich experience guiding and growing successful medical device and healthcare companies, Kim and Renee will add complementary experience that will help SeaSpine navigate the ever-evolving healthcare landscape. We thank Cheryl for her many contributions to our Board.”

“I’ve thoroughly enjoyed my time with SeaSpine and believe it is well-positioned to continue to innovate and take market share,” said Dr. Blanchard. “I’m proud of what we’ve built and the benefits we provide to surgeons and their patients.”

Kim Commins-Tzoumakas currently is Chief Executive Officer of 21st Century Oncology, responsible for all U.S. and International operations and has served as part of the leadership team for the company since 2014.  Prior, Ms. Commins-Tzoumakas spent more than two decades in health care leadership roles, including advising national health care companies faced with financial and regulatory challenges.  She has also advised boards on strategic partnering, growth and sale opportunities, as well as served as a counselor and advisor to several non-profit and for-profit boards throughout her career.  Ms. Commins-Tzoumakas' expertise centers around strategic planning and growth, physician relations and strategic partnerships.  She also served as the Managing Partner of the Michigan Office of Hall Render and as a board member for many years.

Renee Gaeta currently is Chief Financial Officer of Establishment Labs Holdings, Inc., a global, medical device and aesthetics company that designs, develops, manufactures and markets a portfolio of advanced silicone-filled breast and body shaping implants. Previously, she was Vice President, Corporate Controller at Sientra, Inc., a medical aesthetics company. Prior, Ms. Gaeta worked at KPMG, LLP, from 2004 to 2014, where she managed multiple global clients and specialized in complex transaction and restructuring deals. Ms. Gaeta is a Certified Public Accountant in the State of California.

“Board diversity has been a goal at SeaSpine and we are pleased to be driving this initiative forward as we welcome two individuals of the caliber of Kim and Renee to our Board,” said Kirtley C. Stephenson, Chair of the Board of Directors. “I am looking forward to working with these dynamic leaders in the medical technology field. Their combined experience in operations, strategy and finance in the health care sector will be a valuable addition to our team.”

About SeaSpine
SeaSpine (www.seaspine.com) is a global medical technology company focused on the design, development and commercialization of surgical solutions for the treatment of patients suffering from spinal disorders. SeaSpine has a comprehensive portfolio of orthobiologics and spinal implants solutions to meet the varying combinations of products that neurosurgeons and orthopedic spine surgeons need to perform fusion procedures on the lumbar, thoracic and cervical spine. SeaSpine’s orthobiologics products consist of a broad range of advanced and traditional bone graft substitutes that are designed to improve bone fusion rates following a wide range of orthopedic surgeries, including spine, hip, and extremities procedures. SeaSpine’s spinal implants portfolio consists of an extensive line of products to facilitate spinal fusion in degenerative, minimally invasive surgery (MIS), and complex spinal deformity procedures. Expertise in both orthobiologic sciences and spinal implants product development allows SeaSpine to offer its surgeon customers a differentiated portfolio and a complete procedural solution to meet their fusion requirements. SeaSpine currently markets its products in the United States and in approximately 30 countries worldwide.

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Investor Relations Contact
Lynn Pieper Lewis
(415) 937-5402
ir@seaspine.com